Filed Pursuant to Rule 433

Registration Statement No. 333-225851

TOYOTA MOTOR CORPORATION

3.183% Senior Notes due 2021

Final Term Sheet

Issuer:	Toyota Motor Corporation

Principal Amount:	U.S.$750,000,000

Maturity Date:	July 20, 2021

Coupon (Interest Rate):	3.183%

Price to Public:	100%

Yield to Maturity:	3.183%

Spread to Benchmark Treasury:	50 basis points

Benchmark Treasury:	2.625% due June 15, 2021

Benchmark Treasury Price / Yield:	99-26 3/4 / 2.683%

Interest Payment Dates:	January 20 and July 20 of each year, starting on January 20, 2019

Day Count Convention:	30/360 (unadjusted)

Business Days:	New York, Tokyo

Minimum Denominations:	U.S.$2,000 and integral multiples of US$1,000 in excess thereof

Redemption Provision:	Optional tax redemption

Trade Date:	July 10, 2018

Settlement Date:	July 20, 2018 (T+8)

Expected Ratings:	AA- (S&P) / Aa3 (Moody’s)

Listing:	None

Joint Bookrunners:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc.

Co-Managers:	Nomura Securities International, Inc. SMBC Nikko Securities America, Inc. Morgan Stanley & Co. LLC Daiwa Capital Markets America Inc. Mizuho Securities USA LLC

CUSIP:	892331 AB5

ISIN:	US892331AB56

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities to be offered in this offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

TOYOTA MOTOR CORPORATION

3.419% Senior Notes due 2023

Final Term Sheet

Issuer:	Toyota Motor Corporation

Principal Amount:	U.S.$750,000,000

Maturity Date:	July 20, 2023

Coupon (Interest Rate):	3.419%

Price to Public:	100%

Yield to Maturity:	3.419%

Spread to Benchmark Treasury:	65 basis points

Benchmark Treasury:	2.625% due June 30, 2023

Benchmark Treasury Price / Yield:	99-10 3/4 / 2.769%

Interest Payment Dates:	January 20 and July 20 of each year, starting on January 20, 2019

Day Count Convention:	30/360 (unadjusted)

Business Days:	New York, Tokyo

Minimum Denominations:	U.S.$2,000 and integral multiples of US$1,000 in excess thereof

Redemption Provision:	Optional tax redemption

Trade Date:	July 10, 2018

Settlement Date:	July 20, 2018 (T+8)

Expected Ratings:	AA- (S&P) / Aa3 (Moody’s)

Listing:	None

Joint Bookrunners:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc.

Co-Managers:	Nomura Securities International, Inc. SMBC Nikko Securities America, Inc. Morgan Stanley & Co. LLC Daiwa Capital Markets America Inc. Mizuho Securities USA LLC

CUSIP:	892331 AC3

ISIN:	US892331AC30

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities to be offered in this offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

TOYOTA MOTOR CORPORATION

3.669% Senior Notes due 2028

Final Term Sheet

Issuer:	Toyota Motor Corporation

Principal Amount:	U.S.$500,000,000

Maturity Date:	July 20, 2028

Coupon (Interest Rate):	3.669%

Price to Public:	100%

Yield to Maturity:	3.669%

Spread to Benchmark Treasury:	80 basis points

Benchmark Treasury:	2.875% due May 15, 2028

Benchmark Treasury Price / Yield:	100-01 + / 2.869%

Interest Payment Dates:	January 20 and July 20 of each year, starting on January 20, 2019

Day Count Convention:	30/360 (unadjusted)

Business Days:	New York, Tokyo

Minimum Denominations:	U.S.$2,000 and integral multiples of US$1,000 in excess thereof

Redemption Provision:	Optional tax redemption

Trade Date:	July 10, 2018

Settlement Date:	July 20, 2018 (T+8)

Expected Ratings:	AA- (S&P) / Aa3 (Moody’s)

Listing:	None

Joint Bookrunners:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc.

Co-Managers:	Nomura Securities International, Inc. SMBC Nikko Securities America, Inc. Morgan Stanley & Co. LLC Daiwa Capital Markets America Inc. Mizuho Securities USA LLC

CUSIP:	892331 AD1

ISIN:	US892331AD13

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities to be offered in this offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.